SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (Amendment No. ___)*


                            Chordiant Software, Inc.
             -------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)



                                    170404107
             -------------------------------------------------------
                                 (CUSIP Number)



                                November 10, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)

|X|      Rule 13d-1(c)

|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------                                                                   -----------------------------
CUSIP No. 170404107                                             13G                                        Page 2 of 17
--------------------------------                                                                   -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.         Names of Reporting Persons
            I.R.S. Identification No. of above person(s) (entities only)

            Institutional Venture Management X, LLC (94-3364608) ("IVM X")
 ---------- --------------------------------------------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   |X|
                                                                                                              (b)   |_|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3. SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.         Citizenship or Place of Organization

            California
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   4,500,000  shares,  of which 3,686,099  shares are directly owned by  Institutional  Venture
                                     Partners X, L.P. ("IVP X") and 813,901 shares are directly  owned by  Institutional  Venture
         Beneficially                Partners X GmbH & Co. Beteiligungs KG ("IVP X Germany"). IVM X, the general partner of IVP X and the Managing  Limited  Partner of IVP X Germany,  may be deemed to have sole power by to
           Owned by                  vote all of these shares.  IVM X hereby  disclaims  beneficial  ownership of shares reported herein, except to the extent of any pecuniary interest therein.
             Each              ----- -------------------------------------------------------------------------------------------
                               6.    Shared Voting Power
          Reporting
                                     0
         Person With           ----- -------------------------------------------------------------------------------------------
                               7.    Sole Dispositive Power

                                     4,500,000  shares,  of which 3,686,099  shares are directly owned by  Institutional  Venture
                                     Partners X, L.P. ("IVP X") and 813,901 shares are directly  owned by  Institutional  Venture
                                     Partners X GmbH & Co. Beteiligungs KG ("IVP X Germany"). IVM X, the general partner of IVP X and the  Managing  Limited  Partner  of IVP X  Germany,  may be deemed to have sole power to dispose of all these shares. IVM X hereby disclaims  beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein.
----- -------------------------------------------------------------------------------------------
8.    Shared Dispositive Power

      0
 ----------------------------- ----- -------------------------------------------------------------------------------------------
 9.         Aggregate Amount Beneficially Owned by Each Reporting Person

            4,500,000  shares,  of which 3,686,099 shares are directly owned by Institutional  Venture Partners X, L.P. ("IVP X")
            and  813,901  shares are  directly  owned by  Institutional  Venture  Partners X GmbH & Co.  Beteiligungs  KG ("IVP X
            Germany").  IVM X, the general partner of IVP X and the Managing  Limited Partner of IVP X Germany,  may be deemed to have sole power to vote and  dispose of all these  shares.  IVM X hereby  disclaims  beneficial  ownership  of shares reported herein, except to the extent of any pecuniary interest therein.

 ---------- --------------------------------------------------------------------------------------------------------------------
 10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

            6.3%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12. Type of Reporting Person*

            PN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                                                                   -----------------------------
CUSIP No. 170404107                                             13G                                        Page 3 of 17
--------------------------------                                                                   -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.         Names of Reporting Persons
            I.R.S. Identification No. of above person(s) (entities only)

            Institutional Venture Partners X, L.P. (94-3364720) ("IVP X")
 ---------- --------------------------------------------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   |X|
                                                                                                              (b)   |_|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3. SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.         Citizenship or Place of Organization

            California
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   3,686,099 shares
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  0
                               ----- -------------------------------------------------------------------------------------------
             Each              7.    Sole Dispositive Power

          Reporting                  3,686,099 shares
                               ----- -------------------------------------------------------------------------------------------
         Person With           8.    Shared Dispositive Power

                                     0
 ---------- --------------------------------------------------------------------------------------------------------------------
 9.         Aggregate Amount Beneficially Owned by Each Reporting Person

            3,686,099 shares
 ---------- --------------------------------------------------------------------------------------------------------------------
 10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

            5.2%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12. Type of Reporting Person*

            PN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                                                                   -----------------------------
CUSIP No. 170404107                                             13G                                        Page 4 of 17
--------------------------------                                                                   -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.         Names of Reporting Persons
            I.R.S. Identification No. of above person(s) (entities only)

            Institutional Venture Partners X GmbH & Co. Beteiligungs KG (98-0350272) ("IVP X Germany")
 ---------- --------------------------------------------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   |X|
                                                                                                              (b)   |_|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3. SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.         Citizenship or Place of Organization

            Germany
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   813,901 shares
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  0
                               ----- -------------------------------------------------------------------------------------------
             Each              7.    Sole Dispositive Power

          Reporting                  813,901 shares
                               ----- -------------------------------------------------------------------------------------------
         Person With           8.    Shared Dispositive Power

                                     0
 ---------- --------------------------------------------------------------------------------------------------------------------
 9.         Aggregate Amount Beneficially Owned by Each Reporting Person

            813,901 shares
 ---------- --------------------------------------------------------------------------------------------------------------------
 10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

            1.1%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12. Type of Reporting Person*

            PN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                                                                   -----------------------------
CUSIP No. 170404107                                             13G                                        Page 5 of 17
--------------------------------                                                                   -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.         Names of Reporting Persons
            I.R.S. Identification No. of above person(s) (entities only)

            Todd C. Chaffee ("TCC")
 ---------- --------------------------------------------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   |X|
                                                                                                              (b)   |_|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3. SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.         Citizenship or Place of Organization

            United States
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   0
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. TCC is a Managing Director of IVM X, the General Partner of
             Each                    IVP X and the Managing  Limited  Partner of IVP X Germany.  TCC may be deemed to have shared power to vote all of these  shares.  TCC hereby  disclaims  beneficial  ownership  of shares
          Reporting                  reported herein, except to the extent of any pecuniary interest therein.
                               ----- -------------------------------------------------------------------------------------------
         Person With           7.    Sole Dispositive Power

                                     0
                               ----- -------------------------------------------------------------------------------------------
                               8.    Shared Dispositive Power

                                     4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. TCC is a Managing Director of IVM X, the General Partner of
                                     IVP X and the Managing  Limited  Partner of IVP X Germany.  TCC may be deemed to have shared power to dispose of all these shares.  TCC hereby disclaims  beneficial  ownership of shares reported herein, except to the extent of any pecuniary interest therein.
 ----------------------------- ----- -------------------------------------------------------------------------------------------
 9.         Aggregate Amount Beneficially Owned by Each Reporting Person

            4,500,000 shares
 ---------- --------------------------------------------------------------------------------------------------------------------
 10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

            6.3%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12. Type of Reporting Person*

            IN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                                                                   -----------------------------
CUSIP No. 170404107                                             13G                                        Page 6 of 17
--------------------------------                                                                   -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.         Names of Reporting Persons
            I.R.S. Identification No. of above person(s) (entities only)

            Reid W. Dennis ("RWD")
 ---------- --------------------------------------------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   |X|
                                                                                                              (b)   |_|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3. SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.         Citizenship or Place of Organization

            United States
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   0
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. RWD is a Managing Director of IVM X, the General Partner of
             Each                    IVP X and the Managing  Limited  Partner of IVP X Germany.  RWD may be deemed to have shared power to vote all of these  shares.  RWD hereby  disclaims  beneficial  ownership  of shares
          Reporting                  reported herein, except to the extent of any pecuniary interest therein.
                               ----- -------------------------------------------------------------------------------------------
         Person With           7.    Sole Dispositive Power

                                     0
                               ----- -------------------------------------------------------------------------------------------
                               8.    Shared Dispositive Power

                                     4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. RWD is a Managing Director of IVM X, the General Partner of
                                     IVP X and the Managing  Limited  Partner of IVP X Germany.  RWD may be deemed to have shared power to dispose of all these shares.  RWD hereby disclaims  beneficial  ownership of shares reported herein, except to the extent of any pecuniary interest therein.
 ---------- --------------------------------------------------------------------------------------------------------------------
 9.         Aggregate Amount Beneficially Owned by Each Reporting Person

            4,500,000 shares
 ---------- --------------------------------------------------------------------------------------------------------------------
 10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

            6.3%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12. Type of Reporting Person*

            IN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                                                                   -----------------------------
CUSIP No. 170404107                                             13G                                        Page 7 of 17
--------------------------------                                                                   -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.         Names of Reporting Persons
            I.R.S. Identification No. of above person(s) (entities only)

            Mary Jane Elmore ("MJE")
 ---------- --------------------------------------------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   |X|
                                                                                                              (b)   |_|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3. SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.         Citizenship or Place of Organization

            United States
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   0
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. MJE is a Managing Director of IVM X, the General Partner of
             Each                    IVP X and the Managing  Limited  Partner of IVP X Germany.  MJE may be deemed to have shared power to vote all of these  shares.  MJE hereby  disclaims  beneficial  ownership  of shares
          Reporting                  reported herein, except to the extent of any pecuniary interest therein.
                               ----- -------------------------------------------------------------------------------------------
         Person With           7.    Sole Dispositive Power

                                     0
                               ----- -------------------------------------------------------------------------------------------
                               8.    Shared Dispositive Power

                                     4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. MJE is a Managing Director of IVM X, the General Partner of
                                     IVP X and the Managing  Limited  Partner of IVP X Germany.  MJE may be deemed to have shared power to dispose of all these shares.  MJE hereby disclaims  beneficial  ownership of shares reported herein, except to the extent of any pecuniary interest therein.
 ---------- --------------------------------------------------------------------------------------------------------------------
 9.         Aggregate Amount Beneficially Owned by Each Reporting Person

            4,500,000 shares
 ---------- --------------------------------------------------------------------------------------------------------------------
 10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

            6.3%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12. Type of Reporting Person*

            IN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                                                                   -----------------------------
CUSIP No. 170404107                                             13G                                        Page 8 of 17
--------------------------------                                                                   -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.         Names of Reporting Persons
            I.R.S. Identification No. of above person(s) (entities only)

            Norman A. Fogelsong ("NAF")
 ---------- --------------------------------------------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   |X|
                                                                                                              (b)   |_|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3. SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.         Citizenship or Place of Organization

            United States
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   0
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. NAF is a Managing Director of IVM X, the General Partner of
             Each                    IVP X and the Managing  Limited  Partner of IVP X Germany.  NAF may be deemed to have shared power to vote all of these  shares.  NAF hereby  disclaims  beneficial  ownership  of shares
          Reporting                  reported herein, except to the extent of any pecuniary interest therein.
                               ----- -------------------------------------------------------------------------------------------
         Person With           7.    Sole Dispositive Power

                                     0
                               ----- -------------------------------------------------------------------------------------------
                               8.    Shared Dispositive Power

                                     4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. NAF is a Managing Director of IVM X, the General Partner of
                                     IVP X and the Managing  Limited  Partner of IVP X Germany.  NAF may be deemed to have shared power to dispose of all these shares.  NAF hereby disclaims  beneficial  ownership of shares reported herein, except to the extent of any pecuniary interest therein.
 ---------- --------------------------------------------------------------------------------------------------------------------
 9.         Aggregate Amount Beneficially Owned by Each Reporting Person

            4,500,000 shares
 ---------- --------------------------------------------------------------------------------------------------------------------
 10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|
 ---------- --------------------------------------------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

            6.3%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12. Type of Reporting Person*

            IN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                                                                   -----------------------------
CUSIP No. 170404107                                             13G                                        Page 9 of 17
--------------------------------                                                                   -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.         Names of Reporting Persons
            I.R.S. Identification No. of above person(s) (entities only)

            Stephen J. Harrick ("SJH")
 ---------- --------------------------------------------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   |X|
                                                                                                              (b)   |_|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3. SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.         Citizenship or Place of Organization

            United States
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   0
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. SJH is a Managing Director of IVM X, the General Partner of
             Each                    IVP X and the Managing  Limited  Partner of IVP X Germany.  SJH may be deemed to have shared power to vote all of these  shares.  SJH hereby  disclaims  beneficial  ownership  of shares
          Reporting                  reported herein, except to the extent of any pecuniary interest therein.
                               ----- -------------------------------------------------------------------------------------------
         Person With           7.    Sole Dispositive Power

                                     0
                               ----- -------------------------------------------------------------------------------------------
                               8.    Shared Dispositive Power

                                     4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. SJH is a Managing Director of IVM X, the General Partner of
                                     IVP X and the Managing  Limited  Partner of IVP X Germany.  SJH may be deemed to have shared power to dispose of all these shares.  SJH hereby disclaims  beneficial  ownership of shares reported herein, except to the extent of any pecuniary interest therein.
 ----------------------------- ----- -------------------------------------------------------------------------------------------
 9.         Aggregate Amount Beneficially Owned by Each Reporting Person

            4,500,000 shares
 ---------- --------------------------------------------------------------------------------------------------------------------
 10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

            6.3%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12. Type of Reporting Person*

            IN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                                                                   -----------------------------
CUSIP No. 170404107                                             13G                                        Page 10 of 17
--------------------------------                                                                   -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.         Names of Reporting Persons
            I.R.S. Identification No. of above person(s) (entities only)

            Dennis B. Phelps ("DBP")
 ---------- --------------------------------------------------------------------------------------------------------------------
 2. Check the Appropriate Box if a Member of a Group*
                                                                                                              (a)   |X|
                                                                                                              (b)   |_|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3. SEC USE ONLY
 ---------- --------------------------------------------------------------------------------------------------------------------
 4.         Citizenship or Place of Organization

            United States
 ----------------------------- ----- -------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   0
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. DBP is a Managing Director of IVM X, the General Partner of
             Each                    IVP X and the Managing  Limited  Partner of IVP X Germany.  DBP may be deemed to have shared power to vote all of these  shares.  DBP hereby  disclaims  beneficial  ownership  of shares
          Reporting                  reported herein, except to the extent of any pecuniary interest therein.
                               ----- -------------------------------------------------------------------------------------------
         Person With           7.    Sole Dispositive Power

                                     0
                               ----- -------------------------------------------------------------------------------------------
                               8.    Shared Dispositive Power

                                     4,500,000  shares,  includes  3,686,099  shares  directly owned by IVP X, and 813,901 shares directly owned by IVP X Germany. DBP is a Managing Director of IVM X, the General Partner of
                                     IVP X and the Managing  Limited  Partner of IVP X Germany.  DBP may be deemed to have shared power to dispose of all these shares.  DBP hereby disclaims  beneficial  ownership of shares reported herein, except to the extent of any pecuniary interest therein.
 ---------- --------------------------------------------------------------------------------------------------------------------
 9.         Aggregate Amount Beneficially Owned by Each Reporting Person

            4,500,000 shares
 ---------- --------------------------------------------------------------------------------------------------------------------
 10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

            6.3%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12. Type of Reporting Person*

            IN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------                   -----------------------------
CUSIP No. 170404107                     13G                Page 11 of 17
--------------------------------                   -----------------------------


Item 1(a).    Name of Issuer:

Chordiant Software, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA   95014

Item 2(a).    Name of Person Filing:


Institutional Venture Management X, LLC ("IVM X")
Institutional Venture Partners X, L.P. ("IVP X")
Institutional Venture Partners X GmbH & Co. Beteiligungs KG ("IVP X Germany") Todd C. Chaffee ("TCC")
Reid W. Dennis ("RWD")
Mary Jane Elmore ("MJE")
Norman A. Fogelsong ("NAF")
Stephen J. Harrick ("SJH")
Dennis B. Phelps ("DBP")

IVM X is the General Partner of IVP X and the Managing Limited Partner of IVP X Germany, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by IVP X and IVP X Germany. TCC, RWD, MJE, NAF, SJH and DBP are Managing Directors of IVM X, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by IVP X and IVP X Germany.

Item 2(b).    Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road
Building 2, Suite 290
Menlo Park, CA  94025

Item 2(c).    Citizenship:

IVM X:  California
IVP X:   California
IVP X Germany:  Germany
TCC, RWD, MJE, NAF, SJH and DBP:  United States

Item 2(d).    Title of Class of Securities:

Common Stock

Item 2(e).    CUSIP Number:

170404107


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.


Item 4.       Ownership.

See rows 5 through 11 of the cover pages.


Item 5.       Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

--------------------------------                   -----------------------------
CUSIP No. 170404107                     13G                Page 12 of 17
--------------------------------                   -----------------------------

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.


Under certain circumstances set forth in the IVP X and IVP X Germany Limited Partnership Agreements and the IVM X Operating Agreement, the respective General Partners, Limited Partners and Members of each of those entities have the right to receive dividends or distributions from, or the proceeds from the sale of, the Common Stock of Chordiant Software, Inc. owned by each such entity.


Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.


Item 8.       Identification and Classification of Members of the Group.

Not applicable.

Item 9.       Notice of Dissolution of a Group.

Not applicable.

Item 10.      Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------                   -----------------------------
CUSIP No. 170404107                     13G                Page 13 of 17
--------------------------------                   -----------------------------


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 16, 2004

/s/  Norman A. Fogelsong
--------------------------
Norman A. Fogelsong, individually and on behalf of Institutional Venture Management X, LLC in his capacity as a member thereof, and on behalf of Institutional Venture Partners X, L.P. and Institutional Venture Partners X GmbH & Co. Beteiligungs KG in his capacity as a member of Institutional Venture Management X, LLC, the general partner of Institutional Venture Partners X, L.P. and the Managing Limited Partner of Institutional Venture Partners X GmbH & Co. Beteiligungs KG

/s/  Melanie Chladek
--------------------------
Melanie Chladek
Authorized Signer on behalf of Todd C. Chaffee

/s/  Reid W. Dennis
--------------------------
Signature

/s/  Carrie E. Rule
--------------------------
Carrie E. Rule
Authorized Signer on behalf of Mary Jane Elmore

/s/  Stephen J. Harrick
--------------------------
Signature

/s/  Dennis B. Phelps
--------------------------
Signature

--------------------------------                   -----------------------------
CUSIP No. 170404107                     13G                Page 14 of 17
--------------------------------                   -----------------------------



                                  EXHIBIT INDEX

                                                                 Sequentially
                                                                   Numbered
Exhibit                                                              Page
-------                                                              ----
Agreement of Joint Filing                                             15
Signature Authorization Letters                                      16-17

--------------------------------                   -----------------------------
CUSIP No. 170404107                     13G                Page 15 of 17
--------------------------------                   -----------------------------



                            AGREEMENT OF JOINT FILING

         Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

/s/  Norman A. Fogelsong
-----------------------------
Norman A. Fogelsong, individually and on behalf of Institutional Venture Management X, LLC in his capacity as a member thereof, and on behalf of Institutional Venture Partners X, L.P. and Institutional Venture Partners X GmbH & Co. Beteiligungs KG in his capacity as a member of Institutional Venture Management X, LLC, the general partner of Institutional Venture Partners X, L.P. and the Managing Limited Partner of Institutional Venture Partners X GmbH & Co. Beteiligungs KG

/s/  Melanie Chladek
-----------------------------
Melanie Chladek
Authorized Signer on behalf of Todd C. Chaffee

/s/  Reid W. Dennis
-----------------------------
Signature

/s/  Carrie E. Rule
-----------------------------
Carrie E. Rule
Authorized Signer on behalf of Mary Jane Elmore

/s/  Stephen J. Harrick
-----------------------------
Signature

/s/  Dennis B. Phelps
-----------------------------
Signature